Section 162(m) Deferred
         Compensation Plan

           Walgreen Co.

           October 1994



             Contents


                                                             Page

Article 1. Establishment and Purposes                           1

Article 2. Definitions                                          1

Article 3. Administration                                       2

Article 4. Bonus Deferral and Payment                           3

Article 5. Deferred Compensation Accounts                       3

Article 6. Rights of Participants                               4

Article 7. Withholding of Taxes                                 5

Article 8. Amendment and Termination                            5

Article 9. Miscellaneous                                        5



Walgreen Co.
Section 162(m) Deferred Compensation Plan

Article 1. Establishment and Purposes
    1.1 Establishment. Walgreen Co., an Illinois corporation (the Company), hereby establishes, effective as of September 1, 1994, a deferred compensation plan for key employees as described herein, which shall be known as the Walgreen Co. Section 162(m) Deferred Compensation Plan (the Plan).

    1.2 Purpose. The primary purpose of the Plan is to provide for mandatory deferrals of compensation by certain key employees of the Company in order to preserve the Company's tax deduction for such amounts under Section 162(m) of the Code.

Article 2. Definitions
    Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a) Account or Deferred Compensation Account means an individual bookkeeping account established and maintained for each Participant pursuant to Article 5 herein.

(b) Board or Board of Directors means the Board of Directors of the Company.

(c)  Code means the Internal Revenue Code of 1986, as amended.

(d) Committee means the Compensation Committee of the Board or a subcommittee thereof, as appointed by the Board.

(e) Company means Walgreen Co., an Illinois corporation, and any subsidiary of the Company.

(f) Compensation means all compensation or any other remuneration for services performed by an Eligible Employee which, as determined by the Committee, is subject to the deduction limit under Code Section 162(m), any successor statute and the regulations promulgated thereunder with respect to any Year.

(g) Effective Date means the date the Plan becomes effective, as set forth in Section 1.1 herein.

(h)  Eligible Employee means a "Covered Employee" under Code
Section 162(m) and the regulations promulgated thereunder.

i) ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto.

(j) Participant means an Eligible Employee who is participating in the Plan, as provided in Section 4.1 herein.

(k)  Plan means the Walgreen Co. Section 162(m) Deferred
Compensation Plan.

(l)  Year means the fiscal year of the Company.

Article 3. Administration
    3.1 Authority of the Committee. The Plan shall be administered by the Committee. The members of such Committee shall be appointed by and shall serve at the discretion of the Board.

    Subject to the provisions herein, the Committee shall have full power to determine which Eligible Employees of the Company are Participants; to determine the terms and conditions of each Employee's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 8 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.

    Subject to the terms of the Plan, the Bylaws of the Company and applicable law, the Committee may delegate any or all of its authority granted under the Plan to any individual or entity, including but not limited to an executive or executives of the Company.

    3.2 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.

    3.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

    The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4. Bonus Deferral and Payment
    4.1 Eligibility and Participation. Those Eligible Employees whose Compensation exceeds one million dollars ($1,000,000) in any taxable year of the Company, as determined by the Committee, shall automatically be deemed to be Participants in the Plan as of the date such Compensation exceeded one million dollars ($1,000,000).

    4.2 Amount Deferred. The Committee may designate that up to and including one hundred percent (100%) of Compensation in excess of one million dollars ($1,000,000) payable to a Participant in any Year shall be deferred pursuant to the terms of the Plan.

    4.3 Length of Deferral. Compensation deferred under the terms of the Plan shall be deferred until the date such Participant's Compensation is no longer subject to the deduction limit under Code Section 162(m), as determined by the Committee.

    4.4 Payment of Deferred Amounts. Payment of deferred amounts together with interest earned thereon at the end of the deferral period shall be made in cash in one (1) lump sum within thirty (30) calendar days after the date such Participant is no longer a Covered Employee under Code Section 162(m), as determined by the Committee; provided, however, that the Committee may delay payment to such later date as necessary to avoid the application of the deduction limit under Section 162(m) with respect to Compensation paid to such Participant.

Article 5. Deferred Compensation Accounts
    5.1 Participants' Accounts. The Committee shall establish and maintain an individual bookkeeping Account for each Participant deferring Compensation under Article 4 herein. Each Account shall be credited as of the date the amount of Compensation deferred otherwise would have become due and payable to the Participant.

    5.2 Interest on Deferred Amounts. Compensation deferred under Article 4 shall accrue interest on a monthly basis at a monthly compounding rate equal to the prime lending rate of interest in effect as of the first business day of that month (as quoted by the Company's then current leading bank financing source for commercial borrowings), plus the excess of the prime lending rate over The Federal Funds Rate or such other rate determined by the Committee. Each Participant's Deferred Compensation Account shall be credited on the last day of each month, with interest computed on that month's beginning balance.

    Interest earned on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

    5.3 Charges Against Accounts. There shall be charged against each Participant's Account any payments made to the Participant or to his or her beneficiary.

    5.4 Designation of Beneficiary. Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Senior Vice President, Human Resources, of the Company or such other officer as may be designated by the Committee.

    Participants may change their designations of beneficiary on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Senior Vice President Human Resources, of the Company or such other officer as may be designated by the Committee, prior to the Participant's death.

    In the event that all the beneficiaries named by a Participant pursuant to this Section 5.4 predecease the Participant, the amounts that would have been paid to the Participant or the Participant's beneficiaries hereunder shall be paid to the Participant's estate.

    In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

Article 6. Rights of Participants
    6.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants' Accounts when due. Payment of deferred amounts and interest earned thereon shall be made out of the general funds of the Company.

    6.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts and interest earned thereon or the Account of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

    6.3 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

Article 7. Withholding of Taxes
    The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

Article 8. Amendment and Termination
    The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in this Article 8, no such amendment or termination shall in any material manner adversely affect any Participant's rights accrued with respect to deferred amounts and interest earned thereon without the consent of the Participant.

    The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of ERISA, and therefore, to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If payout is commenced pursuant to the operation of this Article 8, the payment of such amounts shall be made as provided under Section 4 herein.

Article 9. Miscellaneous
    9.1 Effect on Other Benefit Plans. Amounts deferred under this Plan shall not be considered compensation for the purposes of any qualified plan maintained by the Company. Such amounts shall be considered compensation for the purposes of other employee benefit plans or programs, unless specifically excluded by the provisions of such plans or programs.

    9.2 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Senior Vice President, Human Resources of the Company or such other officer as may be designated by the Committee. Notice to the Senior Vice President, Human Resources of the Company or such other officer, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    9.3 Nontransferability. Participants' rights to deferred amounts and interest earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

    9.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    9.5 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

    9.6 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

    9.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

    9.8 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Illinois.